Exhibit 10.2

WPX ENERGY, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

(TIER I EXECUTIVE)

WPX ENERGY, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

(TIER I EXECUTIVE)

TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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WPX ENERGY, INC.

AMENDED AND RESTATED

CHANGE-IN-CONTROL SEVERANCE

AGREEMENT (TIER I EXECUTIVE)

THIS AGREEMENT (“Agreement”) dated as of                     , 20         (the “Agreement Date”) is made by and between WPX Energy, Inc., a corporation incorporated under the laws of the State of Delaware (hereinafter, together with its subsidiaries and successors, referred to as “WPX”), and [INSERT EXECUTIVE NAME] (“Executive”).

RECITALS

The Compensation Committee of the Board of Directors of WPX has determined that it is in the best interests of WPX and its shareholders to encourage and motivate Executive to devote his full attention to the performance of his assigned duties without the distraction of concerns regarding his involuntary or constructive termination of employment due to a Change in Control of WPX. WPX believes that it is in the best interest of Executive, its customers, the communities they serve, and the stockholders of WPX to provide financial assistance through severance payments and other benefits to Executive if Executive is involuntarily or constructively terminated upon or within a certain period after a Change in Control. This Agreement is intended to accomplish these objectives and does not apply to any termination of employment not occurring during the Post-Change Period (as defined below).

This Agreement supersedes and replaces all other written or oral exchanges, agreements, understandings, or arrangements between or among Executive and WPX entered into prior to the date hereof and relating to severance or benefits in relation to a Change in Control, including but not limited to that certain Change-In-Control Severance Agreement (Tier I Executive) entered into between WPX and Executive dated as of                              20        , but excluding any non-qualified deferred compensation plan(s) sponsored by WPX (“WPX NQDC Plan”) and any agreements and plans awarding Stock Options and Restricted Shares. Each superseded agreement or understanding is void and of no further force and effect.

ARTICLE I.

DEFINITIONS

As used in this Agreement, the terms specified below shall have the following meanings:

1.1 “Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.

1.2 “Accrued Obligations” means, as of the Termination Date, the sum of Executive’s Accrued Base Salary, any accrued but unpaid paid time off under WPX’s paid time off program, and any other amounts and benefits which are then due to be paid or provided to Executive by WPX, but have not yet been paid or provided (as applicable), provided no payments will be accelerated if such acceleration would violate Code Section 409A. Accrued Obligations shall not include Restricted Stock or Stock Options.

1.3 “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with WPX. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

1.4 “Agreement” means this Change In Control Severance Agreement (Tier I Executive).

1.5 “Agreement Date”—see the introductory paragraph of this Agreement.

1.6 “Agreement Term” means the period commencing on the Agreement Date and ending on the second anniversary of the Agreement Date or, if later, such later date to which the Agreement Term is extended, unless earlier terminated as provided herein. On the first anniversary of the Agreement Date, the term shall automatically be extended by one year and then each day thereafter by one day to create a perpetual two-year term, unless earlier terminated as provided herein.

The Agreement Term may be terminated at any time by WPX upon delivering written notice (an “Expiration Notice”) to Executive that the Agreement shall terminate on a date specified in the Expiration Notice (the “Expiration Date”) that is not less than 12 months after the date the Expiration Notice is delivered to Executive. Notwithstanding the foregoing, if a Change Date occurs before the Expiration Date, then such Expiration Notice shall be void and of no further effect.

If, before a Change Date, Executive is demoted to an employment classification lower than Senior Vice President, the Agreement Term shall automatically terminate on the first anniversary of the date of such demotion (the “Demotion Anniversary Date”), without the requirement of notice or any action by Company or Executive. Notwithstanding the foregoing, if a Change Date occurs before the Demotion Anniversary Date, the Agreement Term shall not terminate as a result of the demotion.

In the event a Change Date occurs before the Agreement Term terminates, the Agreement Term shall end at the later of the following: (a) the second anniversary of the Change Date, or (b) until all obligations, if any, of WPX to Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to Executive. The obligations of Executive under this Agreement shall continue beyond the Agreement Term until all such obligations are fully satisfied. Notwithstanding anything herein to the contrary, the Agreement shall automatically terminate upon the occurrence of a Disqualifying Disaggregation pursuant to Section 1.21(a).

1.7 “Annual Bonus” means the opportunity to receive payment of a cash annual incentive. As of the Agreement Date, the term “Annual Bonus” refers to the bonus determined pursuant to the WPX Annual Incentive Plan. In the event the Annual Incentive Plan is replaced or superseded, the term “Annual Bonus” shall refer to such replacement or successor bonus plan or program.

1.8 “Average Annual Bonus” means, subject to the requirements described in this Section 1.8, the average of the Annual Bonus payments received by Executive with respect to the three (3) most recent fiscal years preceding the Termination Date.

(a) Except as provided in Section 1.8(d), to be taken into account for purposes of calculating the Average Annual Bonus, an Annual Bonus payment must reflect employment in the Senior Vice President employment classification for the entire fiscal year. Except as provided in Section 1.8(d), any Annual Bonus amount that: (i) reflects employment in an employment classification other than Senior Vice President; or (ii) reflects less than the entire fiscal year, shall not be taken into account for purposes of calculating the Average Annual Bonus.

(b) If, as of the Termination Date, Executive has received only two (2) Annual Bonus payments that reflect employment in the Senior Vice President employment classification for the entire fiscal year, Average Annual Bonus shall mean the average of those two (2) Annual Bonus payments.

(c) If, as of the Termination Date, Executive has received only one (1) Annual Bonus payment that reflects employment in the Senior Vice President employment classification for the entire fiscal year, Average Annual Bonus shall mean the amount of such Annual Bonus payment.

(d) If, as of the Termination Date, Executive has not received an Annual Bonus payment that reflects employment in the Senior Vice President employment classification for the entire fiscal year, Average Annual Bonus shall mean the greater of: (i) the amount of any Annual Bonus payment received that reflects any employment in the Senior Vice President employment classification; or (ii) 75% of Executive’s Base Salary.

1.9 “Base Salary” means annual base salary in effect on the Termination Date, disregarding any reduction that would qualify as Good Reason.

1.10 “Beneficiary” means the persons or entities designated or deemed designated by Executive pursuant to Section 9.3.

1.11 “Board” means the Board of Directors of WPX Energy or, from and after the Change Date that gives rise to a Surviving Company other than WPX Energy, the board of directors or comparable governing body of such Surviving Company.

1.12 “Cause” means any one or more of the following:

(a) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;

(b) Executive’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on WPX or an Affiliate;

(c) Executive’s willful or reckless violation or disregard of the code of business conduct;

(d) Executive’s material willful or reckless violation or disregard of a WPX policy; or

(e) Executive’s habitual or gross neglect of duties;

provided, however, that for purposes of clauses (b) and (e), Cause shall not include any one or more of the following:

(i) bad judgment or negligence, other than Executive’s habitual neglect of duties or gross negligence;

(ii) any act or omission believed by Executive in good faith, after reasonable investigation, to have been in or not opposed to the interest of WPX or an Affiliate (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

(iii) any act or omission with respect to which a determination could properly have been made by the Board that Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under WPX’s by-laws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

(iv) during a Post-Change Period, failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and

further provided that, for purposes of clauses (b) through (e) if an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief, after reasonable investigation, that Executive’s act, or failure to act, was in the best interests of WPX, or an Affiliate or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 10 business days after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable. With respect to the above definition of “cause”, no act or conduct by Executive will constitute “cause” if Executive acted: (i) in accordance with the instructions or advice of counsel representing WPX or, if there was a conflict such that Executive could not consult with counsel representing WPX, other qualified counsel, or (ii) as required by legal process.

1.13 “Cause Determination”—see Section 2.2(b)(iv)

1.14 “Change Date” means the date on which a Change in Control first occurs during the Agreement Term.

1.15 “Change in Control” means, except as otherwise provided below, the occurrence of any one or more of the following during the Agreement Term:

(a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Controlled Affiliate of WPX Energy or any employee benefit plan (or any related trust) sponsored or maintained by WPX Energy or any of its Controlled Affiliates (a “Related Party”), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the common stock of WPX Energy or of Voting Securities representing twenty-five percent (25%) or more of the combined voting power of all Voting Securities of WPX Energy; or

(b) WPX Incumbent Directors (determined using the Agreement Date as the baseline date) cease for any reason to constitute at least a majority of the directors of WPX Energy then serving; or

(c) consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”), other than a Reorganization Transaction that results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of WPX Energy immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least sixty-five percent (65%) of the then-outstanding common stock of the Surviving Company and Voting Securities representing at least sixty-five percent (65%) of the combined voting power of the then-outstanding Voting Securities of the Surviving Company, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of WPX Energy immediately before such Reorganization Transaction; or

(d) consummation of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of WPX Energy or a plan of complete liquidation of WPX Energy, other than any such transaction that would result in (i) a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by WPX Energy immediately prior to the transaction or (ii) the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of WPX Energy immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners, of more than fifty percent (50%) of the assets owned by WPX Energy immediately prior to the transaction.

Notwithstanding the occurrence of any of the foregoing events and subject to Section 9.6, a Change in Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control. Executive also agrees that the occurrence of a Change in Control involves the sale of the goodwill of WPX Energy within the meaning of Title 15, Section 218 of the Oklahoma Statutes and that the benefits provided under this Agreement are being provided by the Company to Executive in connection with such a transaction.

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.17 “Competitive Business” means, as of any date, any energy business and any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Executive’s assistance) any of the following in which Executive has been engaged in the twelve (12) months preceding the Termination Date: the exploration and/or production, marketing or sale of oil, gas or other energy product, which is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where WPX is then engaged in, or proposes as of the Termination Date to engage in to the knowledge of Executive, any of such activities.

1.18 “Confidential Information” means any non-public information of any kind or nature in the possession of WPX or any of its Affiliates, including without limitation, processes, methods, designs, innovations, devices, inventions, discoveries, data, techniques, models, customer lists, marketing, business or strategic plans, financial information, research and development information, trade secrets or other subject matter relating to WPX’s or its Affiliates’ products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including (i) any information that gives WPX or any of its Affiliates a competitive advantage in the exploration and/or production, marketing or sale of oil, gas or other energy or any other businesses in which WPX or an Affiliate is engaged, or (ii) any information obtained by WPX or any of its Affiliates from third parties to which WPX or an Affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s performance of any services on behalf of WPX or any Affiliate. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information that is or becomes generally known to the public through no fault of Executive; (ii) information obtained on a non-confidential basis from a third party other than WPX or any Affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or (iii) information approved for release by written authorization of WPX.

1.19 “Controlled Affiliate” means any Person that directly or indirectly, through one or more intermediaries, is controlled by WPX Energy.

1.20 “Disability” means any medically determinable physical or mental impairment of Executive where he or she (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Executive’s employer. Notwithstanding the forgoing, all determinations of whether an Executive is Disabled shall be made in accordance with Code Section 409A.

1.21 “Disqualifying Disaggregation” means:

(a) The cessation of Executive’s employment with WPX and/or its Affiliates prior to the Change Date for any reason, including but not limited to a cessation of employment with WPX and/or its Affiliates which is effected by a sale, spin-off, or other disaggregation (“Disaggregation”) by WPX or an Affiliate of the business unit which employed Executive immediately prior to such Disaggregation; or

(b) The cessation of Executive’s employment with WPX and/or its Affiliates during the Post-Change Period due to a Disaggregation solely where Executive is employed by the successor in substantially the same position as the position held prior to the Disaggregation, provided the successor assumes all of WPX’s obligations under this Agreement.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.24 “Good Reason” means a Separation from Service by Executive in accordance with the substantive and procedural provisions of this Section.

(a) Separation from Service by Executive for “Good Reason” means a Separation from Service initiated by Executive on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Period:

(i) a material adverse reduction in the nature or scope of Executive’s office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority) during a Post-Change Period from the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Change Date;

(ii) any reduction in or failure to pay Executive’s Base Salary at an annual rate not less than twelve (12) times the highest monthly base salary paid or payable to Executive by WPX in respect of the twelve (12) month period immediately before the Change Date;

(iii) any material reduction in the Target Annual Bonus which Executive may earn determined as of the Change Date or failure to pay Executive’s Annual Bonus on terms substantially equivalent to those provided to peer executives of WPX;

(iv) a material reduction of Executive’s aggregate compensation and benefits from the amounts and/or levels in effect on the Change Date, unless such reduction is part of a policy applicable to peer executives of WPX and of any successor entity. For this purpose, the term “aggregate compensation and benefits” includes Base Salary, Target Annual Bonus, stock-based compensation, benefits and perquisites under WPX-sponsored benefit plans and programs (including but not limited to retirement plans (qualified and nonqualified) and medical insurance);

(v) required relocation during a Post-Change Period of more than 50 miles of Executive’s workplace without the consent of Executive; provided, such new location is farther from Executive’s residence than the prior location;

(vi) the failure at any time of a successor to WPX to explicitly to assume and agree to be bound by this Agreement; or

(vii) the giving of a Notice of Consideration pursuant to Section 2.2(b)(ii) and the subsequent failure to terminate Executive for Cause within a period of ninety (90) days thereafter in compliance with all of the substantive and procedural requirements of Section 2.2.

(b) Notwithstanding anything in this Agreement to the contrary, no act or omission shall constitute grounds for “Good Reason”:

(i) Unless Executive gives a Notice of Termination to WPX at least 30 days prior to his intent to terminate his employment for Good Reason which describes the alleged act or omission giving rise to Good Reason; and

(ii) Unless such Notice of Termination is given within ninety (90) days of Executive’s first actual knowledge of such act or omission; and

(iii) Unless WPX fails to cure such act or omission within the thirty (30) day period after receiving the Notice of Termination.

(c) Notwithstanding the foregoing provisions of this Section, no act or omission shall constitute grounds for “Good Reason”, if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section, or if any of the reductions contemplated in (a)(ii)–(iv) are applicable to all similarly situated employees of the Company.

1.25 “IRS” means the Internal Revenue Service of the United States of America.

1.26 “Legal and Other Expenses”—see Section 4.1.

1.27 “Notice of Consideration”—see Section 2.2(b)(ii).

1.28 “Notice of Termination” means a written notice of a Separation from Service, if applicable, given in accordance with Section 9.7 that sets forth (a) the specific termination provision in this Agreement relied on by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Separation from Service, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

1.29 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.30 “Post-Change Period” means the period commencing on the Change Date and ending on the earlier of the Termination Date or the second anniversary of the Change Date.

1.31 “Potential Parachute Payment”—see Section 3.1.

1.32 “Pro-rata Annual Bonus” means, in respect of WPX’s fiscal year during which the Termination Date occurs, an amount equal to the product of Executive’s Target Annual Bonus (determined as of the Termination Date) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals three hundred sixty-five (365).

1.33 “Reorganization Transaction”—see clause (c) of the definition of “Change in Control”.

1.34 “Restricted Shares” means shares of restricted stock, restricted stock units, deferred stock or similar awards.

1.35 “SEC” means the United States Securities and Exchange Commission.

1.36 “Separation from Service” means Executive’s termination from employment with WPX and its Affiliates on account of Executive’s death, retirement or other termination of employment, as determined in accordance with Code Section 409A and the regulations thereunder.

1.37 “Severance Period”—see Section 2.1(c).

1.38 “Stock Options” means stock options, stock appreciation rights or similar awards.

1.39 “Surviving Company” means the parent company resulting from a Reorganization Transaction or, if securities representing at least fifty percent (50%) of the aggregate voting power of all Voting Securities of a company effected by a Change in Control which is not a Reorganization Transaction are directly or indirectly owned by another company, such other company.

1.40 “Target Annual Bonus” means, as of any date, the amount equal to the product of Executive’s Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under any Annual Bonus arrangement for the fiscal year for which the Annual Bonus is awarded if the performance goals established pursuant to such Annual Bonus were achieved at the one hundred percent (100%) level as of the end of the fiscal year; provided, however, that if Executive’s Annual Bonus is discretionary and no one hundred percent (100%) target level is formally established either under the Annual Bonus arrangement or otherwise, Executive’s “Target Annual Bonus” shall mean the amount equal to the one hundred percent (100%) of Executive’s Base Salary.

1.41 “Taxes” means federal, state, local and other income, employment and other taxes.

1.42 “Termination Date” means the date of the receipt of the Notice of Termination by Executive (if such notice is given by WPX) or by WPX (if such notice is given by Executive), or any later date specified in the notice that is not more than thirty (30) days after delivery of such notice; provided, however, that:

(a) if Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive’s death or the date of deemed termination of employment due to Disability, as applicable, regardless of whether a Notice of Termination has been given; and

(b) if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by WPX; and

(c) for purposes of Article VI (Restrictive Covenants), if Executive does not have a Separation from Service, the Termination Date shall be the later of the date the entity that employs Executive ceases to be an Affiliate of WPX Energy, or, after a Disaggregation (as defined in Section 1.21), the date Executive’s employment with the successor business unit terminates, whether such termination is initiated by such successor or by Executive.

1.43 “Voting Securities” of a corporation or other entity means securities of such corporation or other entity that are entitled to vote generally in the election of directors of such corporation or board of directors or comparable governing body of such other entity.

1.44 “Work Product” means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that Executive makes, conceives, discovers or develops alone or with others during the course of Executive’s employment with WPX or during the one year period following Executive’s Termination Date (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

1.45 “WPX” means WPX Energy, together with its subsidiaries, or any successor thereto as provided in Section 9.2.

1.46 “WPX Energy” means WPX Energy, Inc., a Delaware Corporation.

1.47 “WPX Incumbent Directors” means, determined as of any date by reference to any baseline date:

(a) the members of the Board on the date of such determination who have been members of the Board since such baseline date, and

(b) the members of the Board on the date of such determination who were appointed or elected after such baseline date and whose election, or nomination for election by stockholders of WPX Energy or the Surviving Company, as applicable, was approved by a vote or written consent of two-thirds of the directors comprising the WPX Incumbent Directors on the date of such vote or written consent, but excluding each such member whose initial assumption of office was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed Reorganization Transaction.

1.48 “WPX NQDC Plan”—see the second paragraph of the Recitals of this Agreement.

ARTICLE II.

WPX’S OBLIGATIONS UPON SEPARATION FROM SERVICE DURING THE POST-CHANGE PERIOD

2.1 If By Executive for Good Reason or By WPX Other Than for Cause, Disability, Death or Disqualifying Disaggregation. If, during the Post-Change Period, Executive has a Separation from Service for Good Reason or there is a WPX-initiated Separation from Service for any reason other than Cause, Disability, death or a Disqualifying Disaggregation, then in addition to payment of all Accrued Obligations, which shall be payable no later than ten (10) business days after the Termination Date, WPX’s sole obligation to Executive under this Agreement shall be as follows:

(a) Severance Payments. Executive shall be paid a lump-sum cash amount equal to the sum of the following, on the first business day following six (6) months after Executive’s Separation from Service:

(i) Prorated Annual Bonus for Year of Termination. Executive’s Pro-rata Annual Bonus reduced (but not below zero (0)) by the amount of any Annual Bonus paid to Executive with respect to WPX’s fiscal year during which the Termination Date occurs;

(ii) Multiple of Salary and Bonus. An amount equal to two (2) times the sum of (A) Base Salary plus (B) the Average Annual Bonus; provided, however, that any reduction in Executive’s Base Salary that would qualify as Good Reason shall be disregarded for this purpose.

(iii) COBRA Equivalent Payment. If Executive was enrolled in WPX -sponsored medical and prescription coverage on the Termination Date, an amount equal to the monthly premium for COBRA continuation coverage for the medical and prescription coverage elected by Executive and in effect on such date multiplied by eighteen (18). Dental, vision and health care flexible spending account coverage premiums will not be included in determining such payment.

(b) Stock Incentive Awards. The effect on any outstanding Stock Options and Restricted Shares held by Executive shall be determined in accordance with the applicable award agreements and the applicable plan, subject to Section 2.6.

(c) Outplacement. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six (6) months after the Separation from Service, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $25,000. All requests of Executive for reimbursement must be submitted to WPX within one (1) year of Separation from Service and WPX shall make the reimbursement of reasonable requests no later than thirty (30) days after such request, but in all events within fifteen (15) months of Separation from Service.

(d) Indemnification. Executive (i) shall be indemnified and held harmless by WPX on the same terms as other peer executives and to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended and WPX Energy’s by-laws as such exist on the Agreement Date, or such greater rights that may be provided by amendment to such by-laws from time to time, if Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of WPX or any other entity which Executive is or was serving at the request of WPX (“Proceeding”), against all expenses (including reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by Executive or to which Executive may become subject for any reason, and (ii) shall be entitled to advancement of any such indemnifiable expenses in accordance with WPX Energy’s by-laws as such exist on the Agreement Date, or such greater rights that may be provided by amendment to such by-laws from time to time. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 4.1 (concerning reimbursement of certain costs and expenses).

(e) Directors’ and Officers’ Liability Insurance. For a period of six (6) years after the Termination Date (or for any known longer applicable statute of limitations period), Executive shall be entitled to coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on the same terms as those provided to peer executive officers and directors of WPX.

2.2 If by WPX for Cause.

(a) Termination for Cause. If Executive has a Separation from Service for Cause during the Post-Change Period, WPX’s sole obligation to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations.

(b) Change in Control: Procedural Requirements for Termination for Cause. For any Separation from Service for Cause during any part of a Post-Change Period, WPX shall strictly observe each of the following substantive and procedural provisions:

(i) The Board shall call a meeting for the stated purpose of determining whether Executive’s acts or omissions satisfy the requirements of the definition of “Cause” and, if so, whether to terminate Executive’s employment for Cause.

(ii) Not less than fifteen (15) days prior to the date of such meeting, the Board shall provide Executive and each member of the Board written notice (a “Notice of Consideration”) of (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date of such meeting of the Board, and (C) Executive’s rights under clauses (iii) and (iv) below.

(iii) Executive shall have the opportunity to appear before the Board in person and, at Executive’s option, with legal counsel, and/or present to the Board a written response.

(iv) Executive’s employment may be terminated for Cause only if (A) the acts or omissions specified in the Notice of Consideration did in fact occur and such actions or omissions do constitute Cause as defined in this Agreement, (B) the Board, by affirmative vote of at least sixty-six and two/thirds percent (66 2⁄3%) of its members (excluding Executive’s vote), makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause (“Cause Determination”), and (C) WPX thereafter provides Executive with a Notice of Termination that specifies in specific detail the basis of such Separation from Service for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.

Nothing in this Section 2.2(b) shall preclude the Board, by majority vote, from suspending Executive from his duties, with pay, at any time.

(c) Change in Control: Standard of Review. In the event that the existence of Cause during a Post-Change Period shall become an issue in any action or proceeding between Executive and WPX, WPX shall, notwithstanding the Cause Determination, have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that WPX has satisfied all applicable substantive and procedural requirements of this Section.

2.3 If by Executive Other Than for Good Reason. If Executive has a Separation from Service initiated by Executive during the Post-Change Period other than for Good Reason, Disability or death, the sole obligation of WPX to Executive under this Agreement shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations.

2.4 If by Death or Disability. If Executive dies during the Post-Change Period or if Executive has a Separation from Service during the Post-Change Period by reason of Executive’s Disability, WPX’s sole obligation to Executive under this Agreement shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations.

2.5 Waiver and Release. Notwithstanding anything herein to the contrary, in the event that Executive’s employment terminates pursuant to Section 2.1, WPX shall have no obligation to Executive under Section 2.1(a) and Sections 2.1(c)-(f) unless and until Executive executes and delivers to WPX within sixty (60) days after Separation from Service a release and waiver of WPX and Affiliates, and thereafter not revoking such release, in substantially the same form as attached hereto as Exhibit A (as may be amended by WPX from time to time solely to comply with changes in applicable law), or as otherwise mutually acceptable.

2.6 Breach of Covenants. If a court determines (after exhaustion of all available judicial remedies) that Executive has breached any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenant entered into at any time between Executive and WPX or any Affiliate, including the Restrictive Covenants in Article VI, (a) WPX will not have any obligation to pay or provide any severance or benefits under Article II, (b) all of Executive’s unexercised Stock Options shall terminate as of the date of the breach, (c) all of Executive’s Restricted Stock shall be forfeited as of the date of the breach, (d) Executive shall reimburse WPX for any amount already paid under Article II or any value received from any Stock Option or Restricted Stock on or after the date of the breach, and (e) Executive shall repay to WPX an amount equal to the aggregate “spread” (as defined below) on all Stock Options exercised in the one year period prior to the first date on which Executive breached any such covenant (“Breach Date”). For purposes of this Section 2.6, “spread” in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised during the one year period prior to the Breach Date multiplied by the difference between the closing price of the common stock on the exercise date (or if the common stock did not trade on the New York Stock Exchange or other exchange, if any, on which common stock had a higher trading volume at the time, on the exercise date, the most recent date on which the common stock did so trade) and the exercise price of the Stock Options.

ARTICLE III.

CERTAIN POTENTIAL BENEFIT ADJUSTMENTS BY WPX

3.1 Potential Benefit Adjustment on Account of “Golden Parachute” Excise Taxes. If at any time or from time to time, it shall be determined by independent tax professionals selected by WPX (“Tax Professional”) that any payment or other benefit to Executive pursuant to Article II of this Agreement or otherwise (“Potential Parachute Payment”) is or will, but for the provisions of this Article III, become subject to the excise tax imposed by Code Section 4999 or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to Code Section 409A (“Excise Taxes”), then Executive’s Potential Parachute Payment shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes (“Payments”).

3.2 Implementation of Calculations and Any Benefit Reduction Under Section 3.1. In the event of a reduction of benefits pursuant to Section 3.1, the Tax Professional shall determine which benefits shall be reduced so as to achieve the principle set forth in Section 3.1. For purposes of making the calculations required by Section 3.1, the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. WPX and Executive shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under Section 3.1. WPX shall bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by Section 3.1.

3.3 Potential Subsequent Adjustments.

(a) If, notwithstanding any calculations performed or reduction in benefits imposed as described in Section 3.1, the IRS determines that Executive is liable for Excise Taxes as a result of the receipt of any payments made pursuant to Article II of this Agreement or otherwise, then Executive shall be obligated to pay back to WPX, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to WPX so that Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this Section 3.3, Executive shall pay the Excise Taxes.

(b) Notwithstanding any other provision of this Article III, if (i) there is a reduction in the payments to an Executive as described above in this Article III, (ii) the IRS later determines that Executive is liable for Excise Taxes, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated based on the full amount of the Potential Parachute Payment and as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then WPX shall pay to Executive those payments which were reduced pursuant to Section 3.1 or 3.3(a) as soon as administratively possible after Executive pays the Excise Taxes to the extent that Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized.

ARTICLE IV.

EXPENSES AND INTEREST

4.1 Legal and Other Expenses.

(a) If Executive incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine, secure, preserve, establish entitlement to, or obtain benefits under this Agreement (collectively, “Legal and Other Expenses”), Executive shall, regardless of the outcome of such effort, be entitled to payment of or reimbursement for such Legal and Other Expenses in accordance with Section 4.1(b).

(b) All Legal and Other Expenses shall be paid or reimbursed on a monthly basis within 10 days after presentation of Executive’s written request for reimbursement accompanied by evidence that such Legal and Other Expenses were incurred. In all events, the Company shall pay or reimburse such eligible expenses in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) for reimbursement and in-kind benefit plans, to the extent applicable. For this purpose, (i) any reimbursement shall be for expenses incurred during Executive’s lifetime or within two additional years following Executive’s death, (ii) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (iii) the reimbursement of any eligible expense will be made no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iv) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.

(c) If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by WPX, hereunder, and such party establishes before a court of competent jurisdiction that Executive had no reasonable basis for his claim hereunder, or for his response to such party’s claim hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.

4.2 Interest. If an amount due is not paid to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to two hundred (200) basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE V.

NO SET-OFF OR MITIGATION

5.1 No Set-off by WPX. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no setoff, counterclaim, recoupment, or other claim, right or action that WPX may have against Executive or others. Time is of the essence in the performance by WPX of its obligations under this Agreement.

5.2 No Mitigation. Executive shall not have any duty to mitigate the amounts payable under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

ARTICLE VI.

RESTRICTIVE COVENANTS

6.1 Confidential Information. Executive acknowledges that in the course of performing services for WPX and its Affiliates, Executive may create (alone or with others), learn of, have access to, or receive Confidential Information. Executive recognizes that all such Confidential Information is the sole and exclusive property of WPX and its Affiliates or of third parties to which WPX or an Affiliate owes a duty of confidentiality, that it is WPX’s policy to safeguard and keep confidential all such Confidential Information, and that disclosure of Confidential Information to an unauthorized third party would cause irreparable damage to WPX and its Affiliates. Executive agrees that, except as required by the duties of Executive’s employment with WPX or any of its Affiliates and except in connection with enforcing Executive’s rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to WPX, Executive will not, without the written consent of WPX, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information disclosed to Executive or otherwise obtained by Executive during his employment with WPX or its Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, WPX or any Affiliate), and will use the Confidential Information solely for the benefit of WPX and its Affiliates and will not use the Confidential Information for the benefit of any other Person nor permit its use for the benefit of Executive. These obligations shall continue during and after the termination of Executive’s employment for any reason and for so long as the Confidential Information remains Confidential Information. For the avoidance of doubt, nothing in the foregoing shall preclude Executive from disclosing Confidential Information for purposes of reporting a possible violation of state or federal law to a relevant law enforcement agency, including, without limitation, to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar provision of applicable state or federal law and the rules and regulations promulgated thereunder.

6.2 Non-Competition. For twelve (12) months following a Separation from Service pursuant to Section 2.1, Executive agrees that without the written consent of WPX, Executive shall not at any time, directly or indirectly, in any capacity:

(a) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after Executive’s Separation from Service, this Section 6.2 shall not preclude Executive from (i) being an employee of, or consultant to, any business unit of a Competitive Business if (A) such business unit does not qualify as a Competitive Business in its own right and (B) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (ii) with the approval of an Authorized WPX Executive, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business (for purposes of this Section 6.2(a), an “Authorized WPX Executive” shall mean the individual then serving as the Chief Executive Officer or Senior Vice President, Chief Financial Officer of WPX Energy); or

(b) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection (b) shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (iii) create a conflict of interest between Executive’s duties to WPX and its Affiliates or under this Agreement and his interest in such investment.

6.3 Non-Solicitation. During the period beginning on the Agreement Date and ending on the Termination Date (or the first anniversary of the Termination Date following a Separation from Service pursuant to Section 2.1 or Section 2.2), Executive shall not, directly or indirectly:

(a) other than in connection with the good-faith performance of his duties as an officer of WPX or its Affiliates, cause or attempt to cause any employee, director or consultant of WPX or an Affiliate to terminate his or her relationship with WPX or an Affiliate;

(b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee of WPX or an Affiliate (other than by WPX or its Affiliates), or cause or attempt to cause any Person to do any of the foregoing;

(c) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee of WPX or an Affiliate, if such business is or will be a Competitive Business;

(d) interfere with the relationship of WPX or an Affiliate with, or endeavor to entice away from WPX or an Affiliate, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is, to Executive’s knowledge, a material customer or material supplier of, or maintained a material business relationship with, WPX or an Affiliate; or

(e) directly solicit the sale of goods, services or a combination of goods and services from the established customers of WPX or an Affiliate.

6.4 Intellectual Property.

(a) During the period of Executive’s employment with WPX or any Affiliate, and thereafter upon WPX’s request, regardless of the reason for Executive’s Separation from Service, Executive shall disclose immediately to WPX all Work Product that: (i) relates to the business of WPX or any Affiliate or any customer or supplier to WPX or an Affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by WPX or an Affiliate or that may be used in relation therewith; or (ii) results from tasks or projects assigned to Executive by WPX or an Affiliate; or

(iii) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by WPX or an Affiliate. Executive agrees that any Work Product shall be the property of WPX and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, Executive hereby assigns, and agrees to assign, to WPX all right, title and interest in and to the Work Product and all copies thereof, and all copyrights , patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Executive.

(b) Notwithstanding the foregoing, WPX agrees and acknowledges that the provisions of Section 6.4(a) relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of WPX or an Affiliate was used and that are developed entirely on Executive’s own time, unless: (i) the invention or other subject matter relates (a) to the business of WPX or an Affiliate, or (b) to the actual or demonstrably anticipated research or development of WPX or any Affiliate, or (ii) the invention or other subject matter results from any work performed by Executive for WPX or any Affiliate.

(c) Executive agrees that, upon disclosure of Work Product to WPX, Executive will, during his employment by WPX or an Affiliate and at any time thereafter, at the request and cost of WPX, execute all such documents and perform all such acts as WPX or an Affiliate (or their respective duly authorized agents) may reasonably require: (i) to apply for, obtain and vest in the name of WPX alone (unless WPX otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.

(d) In the event that WPX is unable, after reasonable effort, to secure Executive’s execution of such documents as provided in Section 6.4(c), whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints WPX and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Executive.

6.5 Non-Disparagement.

(a) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that WPX and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of WPX, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of WPX and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(b) WPX agrees not to authorize any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that (i) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive’s employment or termination thereof with WPX, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the reputation of Executive.

(c) Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to preclude Executive or WPX from providing truthful testimony or information pursuant to subpoena, court order or other similar legal or regulatory process, provided, that to the extent permitted by law, Executive will promptly inform WPX of any such obligation prior to participating in any such proceedings.

6.6 Reasonableness of Restrictive Covenants.

(a) Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect WPX’s legitimate interests in its Confidential Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents.

(b) WPX has, and Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his or her dependents.

(c) Executive understands he is bound by the terms of this Article VI, whether or not he receives severance payments under the Agreement or otherwise.

6.7 Right to Injunction: Survival of Undertakings.

(a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, Executive and WPX agree that it would be impossible to measure solely in money the damages which WPX would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure WPX. Accordingly, Executive agrees that if he breaches any of the provisions of Article VI of this Agreement, WPX shall be entitled, in addition to any other remedies to which WPX may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and Executive hereby waives any right to assert any claim or defense that WPX has an adequate remedy at law for any such breach.

(b) If a court determines that any covenant included in this Article VI is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable. Furthermore, if a court determines that a certain form of remedy or relief sought by WPX for the breach of a covenant included in this Article VI is unavailable under applicable law, such a finding shall not prohibit WPX from obtaining a different form of remedy or relief with respect to such breach which such court has not found to be unavailable.

(c) All of the provisions of this Agreement shall survive any Separation from Service of Executive, without regard to the reasons for such termination. Notwithstanding Section 2.6, in addition to any other rights it may have, neither WPX nor any Affiliate shall have any obligation to pay or provide severance or other benefits (except as may be required under the Employee Retirement Income Security Act of 1974, as amended) after the Termination Date if Executive has materially breached any of Executive’s obligations under Article VI of this Agreement.

ARTICLE VII.

NON-EXCLUSIVITY OF RIGHTS

7.1 Waiver of Certain Other Rights. To the extent that Executive shall have received severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of WPX prior to receiving severance payments or other severance benefits pursuant to Article II, the severance payments or other severance benefits under such other plan, program, policy, practice or procedure or agreement shall reduce (but not below zero) the corresponding severance payments or other benefits to which Executive shall be entitled under Article II, but only to the extent such severance payments or other severance benefits are payable in the same form and in the same calendar year in which such severance payments or other benefits under this Agreement are to be made. To the extent that Executive accepts payments made pursuant to Article II, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of WPX.

7.2 Other Rights. Except as expressly provided in Section 7.1 and as provided in the Recitals to this Agreement, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy, practice or procedure provided by WPX and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with WPX. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy, practice or procedure and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program, policy, practice or procedure or applicable law except as expressly modified by this Agreement.

7.3 No Right to Continued Employment. Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and WPX retains the right to terminate Executive’s employment at any time for any reason or for no reason.

ARTICLE VIII.

CLAIMS PROCEDURE

8.1 Filing a Claim.

(a) Each individual eligible for benefits under this Agreement (“Claimant”) may submit his application for benefits (“Claim”) to WPX (or to such other person as may be designated by WPX) in writing in such form as is provided or approved by WPX. A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, prior to his filing a Claim and exhausting his rights to review under Sections 8.1 and 8.2.

(b) When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within thirty (30) days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Agreement on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, (iv) the Claimant’s right to seek review of the denial and a description of the procedures for such review and (v) a statement regarding Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse decision on appeal.

8.2 Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the thirty (30) day period specified Section 8.1(b), the Claimant (or his or her authorized representative) shall have the right at any time to (a) request that WPX (or such other person as shall be designated in writing by WPX) review the denial or the failure to approve or deny the Claim, (b) review pertinent documents, and (c) submit issues and comments in writing. Within thirty (30) days after such a request is received, WPX shall complete its review and give the Claimant written notice of its decision. Upon request and without charge, the Claimant will be provided reasonable access to and copies of all documents, records and other information relevant to the claim. WPX shall include in its notice to Claimant (i) the specific reasons for its decision, (ii) references to provisions of this Agreement on which its decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and (iv) a statement regarding the Claimant’s right to bring a civil action under ERISA Section 502(a) within one hundred eighty (180) days of receipt of notice of denial on appeal.

ARTICLE IX.

MISCELLANEOUS

9.1 No Assignability. This Agreement is personal to Executive and without the prior written consent of WPX shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

9.2 Successors. This Agreement shall inure to the benefit of and be binding upon WPX and its successors and assigns. WPX will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of WPX to assume expressly and agree to perform this Agreement in the same manner and to the same extent that WPX would be required to perform it if no such succession had taken place. Any successor to the business or assets of WPX which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with WPX under this Agreement as if such successor were WPX.

9.3 Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a “Beneficiary”). If none is so designated, Executive’s estate shall be his or her Beneficiary.

9.4 Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

9.5 Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful, invalid, void or unenforceable, such unlawfulness, invalidity or unenforceability shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful, invalid, void or unenforceable. Any Article, Section or other portion so declared to be unlawful, invalid, void or unenforceable shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid. To the extent that any provision of this Agreement is adjudicated to be unlawful, invalid, void or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

9.6 Amendments. This Agreement shall not be amended or modified except by written instrument executed by WPX and Executive; provided however that notwithstanding the terms of this Agreement to the contrary, the terms of this Agreement shall be administered in such a way to comply with Code Section 409A as reasonably deemed appropriate by WPX; provided further however that notwithstanding anything to the contrary herein, WPX shall have the unilateral right to modify or amend this Agreement as it reasonably deems appropriate related to compliance with Code Section 409A. The parties to this Agreement intend that this Agreement meet the requirements of Internal Revenue Code Section 409A and recognize that it may be necessary to modify this Agreement to reflect guidance under Code Section 409A issued by the IRS.

9.7 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to Executive at his most recent home address on file with WPX.

If to WPX:

J. Kevin Vann

Senior Vice President, Chief Financial Officer

WPX Energy, Inc.

3500 One Williams Center

Tulsa, OK 74172

or to such other address as either party shall have furnished to the other in writing. WPX may also deliver notice and other communications under this Agreement in writing by email transmission to the work email address of Executive.

Notice and communications shall be effective when received by the addressee. An email notice under this Agreement will be deemed received when sent. All other notices or communications will be deemed received when delivered if delivery is confirmed by a delivery service or return receipt.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

9.9 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma, without regard to its choice of law principles, except to the extent preempted by federal law.

9.10 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

9.11 Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

9.12 Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

9.13 Tax Withholding. WPX may withhold from any amounts payable under this Agreement or otherwise payable to Executive any Taxes WPX determines to be required under applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

9.14 No Rights Prior to Change Date. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not entitle Executive to any compensation, severance or other payments or benefits of any kind prior to a Change Date.

9.15 Entire Agreement. This Agreement and the documents expressly referred to herein contain the entire understanding of WPX and Executive with respect to severance or benefits in relation to a Change in Control.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and a duly authorized representative of WPX Energy, Inc. have executed this Agreement as of the date set forth at the beginning of this Agreement.

[INSERT EXECUTIVE NAME]

Signature

Date:

WPX ENERGY, INC., acting on behalf of itself and its Affiliates

By:
Title:
Date:

EXHIBIT A

WPX ENERGY, INC.

WAIVER AND RELEASE

CHANGE IN CONTROL SEVERANCE

AGREEMENT (TIER I EXECUTIVE)

This agreement, release and waiver (the “Agreement”), made as of the              day of                 , 20         (the “Effective Date”), is made by and among WPX Energy, Inc. (“WPX”)(and together with all successors thereto and subsidiaries and affiliates thereof, “Company”) and [INSERT EXECUTIVE NAME] (“Executive”).

WHEREAS, the Executive and WPX have entered into WPX Energy, Inc. Change in Control Severance Agreement (Tier I Executive) (“Severance Agreement”);

NOW THEREFORE, in consideration for receiving benefits and severance under the Severance Agreement and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1. Release. Except with respect to all of the Company’s obligations under the Severance Agreement, the Executive, and Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, partners, members, managers, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Executive’s employment with the Company or the Executive’s termination of employment with the Company including, but not limited to, claims pursuant to under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq.; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq.; the Rehabilitation Act of 1973; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if

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any, to the Executive under the terms of a Company sponsored tax qualified retirement or savings plan and/or any non-qualified deferred compensation plan(s) sponsored by the Company, except that the Executive hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to the indemnification provided or any other payments or benefits to which Executive is entitled pursuant to the Severance Agreement. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Executive signs this Agreement or any other claims or rights that Executive is prohibited from waiving under applicable law.

2. No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.

3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Agreement until such claim is withdrawn by Executive. For the avoidance of doubt, the foregoing does not extend to any monetary award from a law enforcement agency, including, without limitation, the Securities and Exchange Commission, relating to reporting by the Executive of a possible violation of state or federal law.

4. Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:

(a) Executive has read this Agreement, and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Agreement.

(b) Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c) Executive was given at least twenty-one (21) days to consider the terms of this Agreement before signing it.

Executive understands that, if Executive signs this Agreement, Executive may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Executive understands that this Agreement will not be effective until after the seven-day period has expired.

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5. Severability. If all or any part of this Agreement is declared by any court, arbitrator or governmental authority to be unlawful, invalid, void or unenforceable, such unlawfulness, invalidity or unenforceability shall not affect the validity or enforceability of any other portion of this Agreement. Any section or a part of a section declared to be unlawful, invalid, void or unenforceable shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid. To the extent that any provision of this Agreement is adjudicated to be unlawful, invalid, void or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

6. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

8. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.

9. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

10. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

[INSERT EXECUTIVE NAME]

Signature

Date:

WPX ENERGY, INC.

By:
Title:
Date:

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WPX Energy, Inc.

Change in Control Severance Agreement

Beneficiary Designation and Spousal Consent Form

Participant’s Name	Social Security Number

In the event of my death, I hereby designate the Beneficiary(ies) identified below to receive any benefits to which I am entitled under the WPX Energy, Inc. Change in Control Severance Agreement (the “Agreement”). In the event I live in a community property state, I understand that if I do not designate my current spouse as sole primary beneficiary, I shall obtain the written consent of my spouse (see below) in order to have this beneficiary designation apply in full to my award. If I do not obtain my spouse’s written consent, I understand that this beneficiary designation shall apply only to the extent otherwise permitted by law. I reserve the right to revoke or modify this designation at any time by a subsequent written designation.

PRIMARY BENEFICIARY*
Name	Relationship	Percent**	Date of Birth (if applicable)	Social Security Number or EIN
1)
2)
3)

If some but not all Primary Beneficiaries survive me by (or exist after my death for) at least thirty (30) days, then the portion allocated to the non-surviving or non-existing Primary Beneficiary(ies) will be re-allocated to the remaining Primary Beneficiaries pro rata based on their original allocations. If all such Primary Beneficiaries shall not survive me by (or shall not exist after my death for) at least thirty (30) days, the following shall be the Beneficiary(ies):

CONTINGENT BENEFICIARY*
Name	Relationship	Percent**	Date of Birth (if applicable)	Social Security Number or EIN
1)
2)
3)

If some but not all Contingent Beneficiaries survive me by (or exist after my death for) at least thirty (30) days, then the portion allocated to the non-surviving or non-existing Contingent Beneficiary(ies) will be re-allocated to the remaining Contingent Beneficiaries pro rata based on their original allocations.

By submitting this Beneficiary Designation and Spousal Consent Form, all previous Beneficiary Designation and Spousal Consent Forms relating to any rights that I may have under the Agreement hereby are revoked.

Signature of Participant	Date

SPOUSAL CONSENT – Required for persons living in a community property state.

I,                     , am the spouse of                     . I acknowledge that my spouse has designated someone other than me as a primary beneficiary of benefits under the Agreement, and I hereby approve of that designation. I agree that the designation shall be binding upon me with the same effect as if I personally had executed said designation.

Signature of Spouse Date

*	If you wish to designate more than three beneficiaries, please contact Human Resources.
**	Must total 100%.